Exhibit 99.1

April 26, 2011

To Our Shareholders:

With the completion of the first quarter of 2011, we wanted to provide you with another progress update.  Before the end of the second quarter of 2011, we expect to complete the restatement process for our 2009 Annual Report and our quarterly reports for the first and second quarters of 2010.  We also expect to file our quarterly reports for the third quarter of 2010, the first quarter of 2011 and our 2010 Annual Report as soon as possible after the completion of the restatement process.

The restatement of our prior period financials was initiated in October 2010 when we publicly disclosed that the financial statements in the Company’s 2009 Annual Report, as well as those in the quarterly reports for the first two quarters of 2010, should no longer be relied upon.  We realize that some might be wondering why this process has taken so long to complete.  We acknowledge that it has taken a considerable amount of time and has involved substantial effort and human resources. In addition, the completion of the process is dependent upon and involves the work of several outside firms.  We are seeking a timely completion to this work; however our priority is to ensure that it is done correctly.  We plan to communicate the results of the restatement process publicly and directly to our stakeholders as soon as practical.

We have traditionally held our Annual Meeting of Shareholders in the month of May.  Under SEC guidelines, we must have our 2010 Annual Report completed and filed prior to mailing our proxy statement for the annual meeting.  Therefore, the 2011 meeting has been postponed pending resolution of the restatement process, and the filing of our 2010 Annual Report.  Upon completion of this process, we will establish an alternative annual meeting date and distribute proxy materials to all registered and beneficial shareholders.  Currently, we are unable to estimate when the annual meeting could occur.

Upon completion of the restatement work, our priority will shift to evaluating capital raising initiatives.  As you are aware, we retained Sandler O’Neill + Partners, L.P. to act as our financial adviser and assist in evaluating possible capital and strategic alternatives for the Company.  As with the restatement work, there is no way to accurately gauge how much time will be needed to complete this process; however our intention is to move this process along as quickly as possible.  The pace at which we complete the process will be influenced by our commitment to arrive at a conclusion which is in the best interest of our shareholders and the Company while at the same time being consistent with the requirements of the Office of the Comptroller of the Currency (OCC) Consent Order and our Written Agreement with the Federal Reserve Board of Governors.

Another important Company initiative involves identifying and recruiting additional qualified individuals to serve on our Board of Directors.  We have been actively involved in this process since our last correspondence, and we believe we’ll have more information to share on this topic in the very near future.  We are committed to strengthening your Board and will continue to actively recruit individuals with the skills and expertise necessary to elevate our Board oversight capabilities.  Also, our Board continues to search for an individual to serve as a permanent President and Chief Executive Officer of the Company.

In February, our Board appointed Jerry A. Champi, who has been serving as the Company’s Interim President and Chief Executive Officer since March 2010, Chief Operating Officer of our bank subsidiary, First National Community Bank.  In this position he will be responsible for overseeing the retail banking, retail lending, commercial lending, and operational areas of the bank.

We continue to take the necessary steps to build, develop and enhance our entire team in accordance with the requirements included in our agreements with the OCC and the Federal Reserve Board.  In February 2011, we announced the appointment of a new, highly experienced Chief Risk Officer who is responsible for developing and implementing enterprise-wide strategies addressing various aspects of risk management within the organization. We also strengthened our Compliance/Bank Secrecy Act team, and added experienced staffers to our commercial lending, wealth management, and accounting and finance areas.

It’s gratifying that our associates have remained committed to participating in the rebuilding process.  You can expect that our Board, management team and associates will continue to work cooperatively with the staff of the OCC and the Federal Reserve Board toward the successful remediation of all current regulatory issues.  We believe that we have established an effective and cooperative relationship with our regulators, which improves our ability to respond to the identified deficiencies.  We have taken steps to enhance our management team and we will continue to strengthen the staffing in various departments, as needed.

We have also moved aggressively to improve our asset quality by making the necessary investment valuation adjustments and by taking substantial loan loss provisions to provide a healthier balance sheet going forward.  We believe that, in total, these actions will put us back on track to return to profitability.  Although substantive progress has been made in returning the Bank to compliance with the Consent Order and Written Agreement requirements, a significant portion of the journey remains ahead.  We are focused on completing this journey as quickly and effectively as possible.

We greatly appreciate your continued support and encouragement, both as a shareholder and as an FNCB customer, and we look forward to reporting on additional progress in the coming months.

Yours truly,

Dominick L. DeNaples

Chairman

First National Community Bancorp, Inc.

First National Community Bank

Jerry A. Champi

Chief Operating Officer

First National Community Bank